SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 22, 2016
ALERIS CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	333-185443 (Commission File Number)	27-1539594 (IRS Employer Identification No.)
25825 Science Park Drive, Suite 400, Cleveland, Ohio 44122
(Address of Principal Executive Offices, including Zip Code)
(216) 910-3400
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2016, Mr. Kaj Vazales was appointed to serve as a member of the Board of Directors (the “Board”) of Aleris Corporation (the “Company”). Mr. Vazales was designated by the investment funds managed by Oaktree Capital Management, L.P. (“Oaktree”) and their subsidiaries that are invested in the Company (collectively, the “Oaktree Funds”), to serve as a director and fill the vacancy left by Mr. Kreger’s resignation. Under a stockholders agreement among the Company and its stockholders, the Oaktree Funds have the right to designate certain directors to the Company's board of directors. Mr. Kreger had been designated as a director by the Oaktree Funds.

Mr. Vazales serves as a Managing Director in the Distressed Debt group of Oaktree. He has been a member of the Distressed Debt group since joining Oaktree in 2007. Prior to joining Oaktree, Mr. Vazales served as an analyst in the Financial Restructuring group at Houlihan Lokey. In addition, Mr. Vazales currently serves on the board of directors of International Market Centers (currently serving on the compensation committee and previously serving on the audit committee) and Pulse Electronics (currently serving on the compensation and audit committees). He previously served as a director of Studio City/New Cotai (May 2015 - September 2016). Mr. Vazales received an AB degree in economics from Harvard University.
Mr. Vazales will receive cash compensation for his services on the same basis as other directors and consistent with the Company’s current policies for compensation of directors, consisting of an annual retainer payable in equal installments at the end of each calendar quarter with respect to service on the Board.
For each of the directors designated by the Oaktree Funds, all compensation paid to the Oaktree directors with respect to their service as one of our directors is turned over to an Oaktree affiliate pursuant to an agreement between Oaktree and the Oaktree director as part of his or her employment with Oaktree.

SIGNATURES
According to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALERIS CORPORATION

Date: November 28, 2016	/s/ I. Timothy Trombetta
By: I. Timothy Trombetta
Its: Vice President and Controller